KNOLL     1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Starts 2007 with Continued Double Digit Growth and Strong Margin Expansion

Sales, Operating Profit, Net Income, EPS and Backlog All Grow by Double Digits

EAST GREENVILLE, PA, April 19, 2007 -- Knoll, Inc. (NYSE: KNL) today announced results for the first quarter ended March 31, 2007. Net sales were $247.9 million for the quarter, an increase of 13.7% from first quarter 2006. Operating income was $30.8 million, or 12.4% of net sales, an increase of 40.6% from the first quarter 2006, net income was $14.8 million, an increase of 45.1% over the first quarter 2006, and earnings per share was $0.30 compared to $0.20 adjusted earnings per share in the prior year.

"Knoll is firing on all cylinders," said Andrew Cogan, Chief Executive Officer. "Thanks to the breadth and diversity of our growth initiatives, for the third year in a row we are growing our sales faster than the industry. And, importantly in 2007, investments in our operations are resulting in significant improvements in both our gross and industry leading operating margins."

"We are encouraged by the ongoing activity in the business and look forward to an exciting NeoCon trade show in June, as we continue to make investments in strengthening and expanding our product portfolio. I want to congratulate and thank our associates and dealers for their strong performance and continued commitment to our success."

First Quarter Results

First quarter 2007 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	3/31/07	3/31/06	Change

Net Sales	$247.9	$218.1	13.7%
Gross Profit	84.5	69.8	21.1%
Operating Expenses	53.7	47.8	12.3%
Operating Income	30.8	21.9	40.6%
Net Income	14.8	10.2	45.1%
Earnings Per Share - Diluted	.30	.19	57.9%
Adjusted Earnings Per Share - Diluted	.30	.20	50.0%
Backlog	193.5	174.1	11.1%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Earnings Per Share to Adjusted Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $247.9 million, an increase of $29.8 million, or 13.7%, over the first quarter of 2006, with all of our product categories continuing to experience double digit growth.

Backlog of unfilled orders at March 31, 2007 was $193.5 million, an increase of $19.4 million, or 11.1% compared to unfilled orders at March 31, 2006.

Gross profit for the first quarter of 2007 was $84.5 million, an increase of $14.7 million or 21.1%, over the same period in 2006. Gross margin increased to 34.1% from 32.0% in the same quarter of 2006 and sequentially increased from 32.6% in the fourth quarter of 2006. The increase from the first quarter of 2006 largely resulted from improved price realization, increased volume allowing for better absorption of fixed costs and lower material costs as a result of our global sourcing initiatives. These positive measures were partially offset by inflationary pressures on our material and labor costs.

Operating expenses for the quarter were $53.7 million, or 21.7% of sales, compared to $47.8 million, or 21.9% of sales, for the first quarter of 2006. The increase in operating expense dollars during the first quarter of 2007 was due to investments in growth initiatives and higher variable sales and incentive compensation as a result of increased sales levels and higher operating profits. In addition, first quarter 2006 operating expenses included $392 thousand of secondary offering costs.

Our operating income increased to 12.4% of sales from 10.0% of sales in the same period in the prior year.

Interest expense increased $1.2 million due to increased average debt for the quarter coupled with higher average interest rates. Other income (expense) decreased approximately $600 thousand due to losses from foreign currency translation.

The effective tax rate was 38.0% for the quarter, as compared to 39.1% for the same period last year. The decrease in the effective tax rate is largely due to the mix of pretax income in the countries in which we operate. Net income for the first quarter 2007 was $14.8 million, or $0.30 per share, as compared to $10.2 million, or $0.20 adjusted earnings per share, for the same quarter in 2006.

Cash generated from operations during the first quarter 2007 was $2.0 million, compared to $15.2 million used in operations the year before. Capital expenditures for the period totaled $3.0 million compared to $1.2 million for 2006. The Company repurchased approximately 0.5 million shares of its stock for $13.5 million during the first quarter of 2007 compared to 0.8 million shares for $16.3 million during the first quarter of 2006. The Company also had net borrowings during the first quarter of 2007 of $7.0 million primarily to fund working capital compared to net borrowings of $16.4 million during 2006. The Company also paid a quarterly dividend of $5.3 million or $0.11 per share in the first quarter of 2007 compared to $5.2 million or $0.10 per share in the first quarter of 2006.

Barry L. McCabe, Chief Financial Officer said, "We are very pleased with both our gross and operating margin expansions and the strength of our balance sheet. We reduced our leverage ratio to 2.4 to 1 and have $106 million available to us under our revolving credit facility."

Second Quarter 2007 Outlook

The Company stated that it expects second quarter 2007 revenue to be in the $262-272 million range, an increase of 6%-10% from the second quarter of 2006. Earnings per share estimates are between $0.35 and $0.37.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that we believe to be infrequent or not indicative of our operating performance. For the periods in this release such items consist of expenses associated with our February 2006 secondary public offering. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended March 31,
	2007	2006

Earnings per Share - Diluted	$0.30	$0.19
Add back:
Public offering expenses	-	0.01

Adjusted Earnings per Share - Diluted	$0.30	$0.20

Conference Call Information

Knoll will host a conference call on Friday, April 20, 2007 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 356-3377

International 617 597-5392

Passcode 38315274

Headquartered in East Greenville, Pennsylvania, Knoll, founding sponsor of the World Monuments Fund Modernism at Risk program, serves clients worldwide. The Company operates four manufacturing sites in North America: East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Ontario. In addition, Knoll has plants in Foligno and Graffignana, Italy. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Senior Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)

Sales	$247,947	$218,100
Cost of sales	163,419	148,327

Gross profit	84,528	69,773
Selling, general, and administrative expenses	53,748	47,836

Operating income	30,780	21,937
Interest expense	6,492	5,347
Other income (expense), net	(376)	237

Income before income tax expense	23,912	16,827
Income tax expense	9,084	6,574

Net income	$14,828	$10,253

Earnings per share:
Basic	$.31	$.19
Diluted	$.30	$.19
Weighted-average shares outstanding:
Basic	47,729,863	52,778,094
Diluted	49,105,744	54,152,760

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,285	$16,038
Customer receivables, net	128,188	132,970
Inventories	82,017	75,930
Prepaid and other current assets	21,732	23,446

Total current assets	252,222	248,384
Property, plant, and equipment, net	136,341	137,729
Intangible assets, net	237,821	238,291
Other noncurrent assets	6,599	7,733

Total Assets	$632,983	$632,137

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$2,996	$2,996
Accounts payable	68,488	72,567
Other current liabilities	78,900	95,651

Total current liabilities	150,384	171,214
Long-term debt	353,600	347,320
Other noncurrent liabilities	109,165	109,219

Total liabilities	613,149	627,753

Stockholders' equity	19,834	4,384

Total Liabilities and Stockholders' Equity	$632,983	$632,137

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)

Net income	$14,828	$10,253

Cash Flows provided by (used in) Operating Activities	2,040	(15,230)

Cash Flows used in Investing Activities	(3,002)	(1,186)

Cash Flows provided by Financing Activities	5,077	17,515

Effect of exchange rate changes on cash and cash equivalents	132	44

Increase in cash and cash equivalents	4,247	1,143

Cash and cash equivalents at beginning of period	16,038	10,695

Cash and cash equivalents at end of period	$20,285	$11,838